SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the Registrant ☒

      Filed by a Party other than the Registrant ☐

      Check the appropriate box:

      ☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☒  Definitive Proxy Statement

      ☐  Definitive Additional Materials

      ☐  Soliciting Material Under Rule 14a-12

USEC Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

      ☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      ☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

USEC INC.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

September 20, 2001

Dear Shareholder:

      We are pleased to invite you to attend the Annual Meeting of Shareholders of USEC Inc. The meeting will be held at 10:00 a.m., Eastern Time, Wednesday, November 7, 2001, at the Naval Heritage Center located at 701 Pennsylvania Avenue, NW, Washington, DC 20004.

      Matters scheduled for consideration at this meeting are the election of eight directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you the business of USEC during fiscal year 2001.

      Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by mail by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

      We thank you for your interest in USEC Inc.

Sincerely,

James R. Mellor	William H. Timbers
Chairman of the Board	President and Chief Executive Officer

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 7, 2001

      The Annual Meeting of Shareholders of USEC Inc. will be held on Wednesday, November 7, 2001, at 10:00 a.m., Eastern Time, at the Naval Heritage Center located at 701 Pennsylvania Avenue, NW, Washington, DC 20004, for the purpose of considering and voting upon:

1. The election of eight directors for a term of one year;

2.	The ratification of the appointment of Arthur Andersen LLP as USEC’s independent auditors for the 2002 fiscal year; and

3.	Such other business as may properly come before the meeting or any adjournments thereof.

      The record date for determining shareholders entitled to notice of, and to vote at, the meeting is the close of business September 10, 2001.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Directors,

Timothy B. Hansen
Vice President, Deputy General Counsel and Secretary

Bethesda, Maryland

September 20, 2001

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817

PROXY STATEMENT

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC’s Annual Meeting of Shareholders to be held on November 7, 2001 or at any adjournments, postponements or reschedulings thereof. This Proxy Statement, proxy card and USEC Inc.’s 2001 Annual Report will be mailed to each shareholder commencing on or about September 20, 2001.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board has set September 10, 2001 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on September 10, 2001, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “holder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, EquiServe.

How many shares must be present to hold the meeting?

      A majority of USEC’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 80,983,000 shares of USEC common stock outstanding. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card prior to the meeting.

What proposals will be voted on at the meeting?

      There are two items scheduled to be voted on at the meeting:

•	election of eight directors; and

•	ratification of the appointment of Arthur Andersen LLP as independent auditors.

How many votes are required to approve each item?

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each of our nominees for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the ratification of the appointment of the independent auditors. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

      Broker non-votes, which occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to such matter, will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditors.

How does the Board recommend that I vote?

      The Board of Directors recommends that you vote “FOR” each of the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of Arthur Andersen LLP as independent auditors.

How do I vote my shares without attending the meeting?

      Whether you hold shares directly, in “street name”, or through a USEC stock ownership plan, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a USEC stock ownership plan, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      If you hold your shares in “street name”, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet.

How do I vote my shares in person at the meeting?

      Even if you plan to attend the meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the meeting.

      If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name”, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the meeting.

What happens if my shares are held in more than one account?

      If your shares are held in more than one account, you will receive one proxy card for each account. To ensure that all of your shares in each account are voted, sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

      Yes, you may revoke your proxy at any time. You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of USEC a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

ITEM 1.  ELECTION OF DIRECTORS

      The eight director nominees listed below are proposed to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Each of the nominees is a member of the Company’s present Board. It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      William H. White has decided not to stand for re-election to the Board of Directors at the Annual Meeting of Shareholders, and will leave the Board at that time. The Board would like to express its sincere appreciation for Bill’s service and valued counsel during his three-year tenure.

      The following table presents information concerning the individuals nominated for election as directors of USEC.

	Age at
Name	June 30, 2001	Principal Occupation

James R. Mellor, Chairman	71	Retired Chairman and Chief Executive Officer of General Dynamics Corporation

Joyce F. Brown	54	President of the Fashion Institute of Technology of the State University of New York

John R. Hall	68	Retired Chairman and Chief Executive Officer of Ashland, Inc.

Dan T. Moore, III	61	President of Dan T. Moore Company, Inc.

W. Henson Moore	61	President and Chief Executive Officer of American Forest and Paper Association

Joseph F. Paquette, Jr.	67	Retired Chairman and Chief Executive Officer of PECO Energy Company

William H. Timbers	51	President and Chief Executive Officer of USEC Inc.

James D. Woods	69	Chairman Emeritus of Baker Hughes, Inc.

James R. Mellor has been a Director since 1998. He served as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, General Dynamics Corporation and Net2Phone Corporation.
Joyce F. Brown has been a Director since 1998. She is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren and Unity Mutual Life Insurance Company.

John R. Hall has been a Director since 1998. He served as Chairman of the Board of Directors of Ashland, Inc., a company engaged in the road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank One Corporation, The Canada Life Assurance Company, CSX Corporation, Humana Inc. and UCAR International Inc.
Dan T. Moore, III has been a Director since 1998. He is the founder and owner and has been President since 1969 of Dan T. Moore Company, Inc., a developer of a number of advanced materials companies and technologies. Mr. Moore has also been Chairman of the Board of Directors of the Advanced Ceramics Corporation since 1993. He also serves on the Board of Directors of the Hawk Corporation, Invacare Corporation and the Cleveland Clinic Foundation.
W. Henson Moore has been a Director since 2001. He has been President and Chief Executive Officer of the American Forest & Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He was previously Deputy Secretary of Energy from 1989 to 1992 and, in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. He is on the Board of Directors of the American Council for Capital Formation and U.S.-New Zealand Council. He also serves on the advisory boards of E-lec Trade.com and Small Business Resources.
Joseph F. Paquette, Jr. has been a Director since 2001. He served as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution and sale of electricity and the distribution and sale of natural gas, from 1988 until his retirement in 1997. He is a member of the Board of Directors of AAA Mid-Atlantic, Inc., the Mid-Atlantic Insurance Company and the Mercy Health System.
William H. Timbers has been a Director since 1998. He has been President and Chief Executive Officer of the Company since 1994. He was appointed USEC Transition Manager in March 1993 by President Clinton. Prior to this appointment, Mr. Timbers was President of The Timbers Corporation, an investment-banking firm based in Stamford, Connecticut, from 1991 to 1993. Before that, he was a Managing Director of the investment-banking firm of Smith Barney, Harris Upham & Co., Inc. in New York and San Francisco.

James D. Woods has been a Director since 2001. He is Chairman Emeritus of Baker Hughes, Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1989 to 1997 he was Chairman of the Board of Baker Hughes, Inc., and its President and Chief Executive Officer from 1986 to 1997. Mr. Woods is also a director of Varco International, OMI Corporation, ESCO Technologies and Kaiser Aluminum Corporation.

      The Board Recommends voting FOR ALL Nominees listed above.

Meetings and Committees of the Board

      In fiscal year 2001, the Board of Directors held five regular meetings and one annual strategic planning meeting. Each incumbent director attended 100% of the meetings of the Board and of the Committee or Committees of the Board on which he or she serves.

      In accordance with the provisions of the By-Laws of the Company, the Board has designated five committees.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Woods, Chairman, Dr. Brown, Mr. Hall and Mr. Paquette, who are all independent directors. This Committee is responsible for reviewing the Company’s accounting processes, financial controls and reporting systems, as well as the selection of the Company’s independent auditors and the scope of the audits to be conducted. It also is responsible for monitoring the policies, practices and programs of the Company in its relations with the government, customers, suppliers, employees, shareholders and the communities in which the Company’s production plants are located. This committee met five times in fiscal year 2001.

      The Compensation Committee consists of Mr. Hall, Chairman, Dr. Brown, Mr. Paquette and Mr. Woods. This Committee’s responsibilities include recommending to the Board overall incentive compensation programs and policies for the Company and its key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met four times in fiscal year 2001.

      The Nominating and Governance Committee consists of Mr. Mellor, Chairman, Mr. Hall and Mr. Henson Moore. This Committee’s responsibilities include selecting potential candidates for directors and recommending candidates to the Board. The Nominating and Governance Committee also makes recommendations to the Board regarding corporate governance matters and practices. The Committee met two times in fiscal year 2001. The Committee will consider shareholder recommendations for nominees for membership on the Board in accordance with the procedures described under “Proposals by Shareholders” below.

      The Regulatory Affairs Committee consists of Mr. Henson Moore, Chairman, Mr. Dan Moore and Mr. White. The Regulatory Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, including environmental, health and safety, and nuclear regulatory matters. The Regulatory Affairs Committee met four times in fiscal year 2001.

      The Technology Committee consists of Mr. Dan Moore, Chairman, Mr. Mellor and Mr. White. This Committee is responsible for monitoring the Company’s efforts with respect to enrichment technology development and deployment, including monitoring economic, licensing and siting issues with respect to enrichment technology the Company may explore or develop. The Technology Committee ensures that the Board is informed of the status, plans and significant events relating to the Company’s development and deployment of alternative enrichment technologies. The Technology Committee met three times in fiscal year 2001.

Compensation of Directors

      Non-employee directors are paid an annual retainer of $65,000 plus a fee of $1,000 for each Board meeting and each committee meeting attended. At least 50% of the retainer is paid in the form of nonqualified stock options or restricted stock, although the directors may each elect to receive a greater proportion of the retainer and meeting fees in options or restricted stock. If a director chooses to receive options, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents.

      Annual retainer payments of options and restricted stock are granted at the beginning of the service year and meeting fees are paid in the month following a meeting of the Board of Directors. Options vest after 12 months. Restricted stock vests on the later to occur of (i) the third anniversary of the date of grant, and (ii) termination of the director’s service as a member of the Board.

      In the fiscal year ended June 30, 2001, five of the seven non-employee directors elected to receive 100% of their retainers in restricted stock, and two directors elected to receive 50% of their retainer in restricted stock and 50% in cash. With respect to meeting fees, five of the seven non-employee directors elected to receive all of their meeting fees in restricted stock and two directors elected to receive cash. The Company does not provide any additional compensation to employees who are also members of the Board.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of September 10, 2001, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s chief executive officer and the four other most highly paid executive officers of the Company; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the Securities and Exchange Commission.

	Common Stock
	Beneficially Owned

Name of Beneficial Owner	Shares Owned		Percent of Class (1)

FMR Corp.	8,030,000		9.9%
82 Devonshire Street
Boston, MA 02109

Scudder Kemper Investments, Inc.	6,229,236		7.7%
345 Park Avenue
New York, NY 10154
Directors

Joyce F. Brown	16,127		*

John R. Hall	62,390	(2)	*

James R. Mellor	130,068	(2)	*

Dan T. Moore, III	41,684		*

W. Henson Moore	4,230		*

Joseph F. Paquette, Jr.	10,000		*

William H. Timbers	696,666	(2)	*

William H. White	35,887		*

James D. Woods	14,865		*
Officers

Henry Z Shelton, Jr.	195,505	(2)	*

Robert J. Moore	131,972	(2)	*

Philip G. Sewell	57,829	(2)	*

	Common Stock
	Beneficially Owned

Name of Beneficial Owner	Shares Owned		Percent of Class (1)

Robert Van Namen	83,427	(2)	*

Directors and all executive officers as a group	1,754,611	(2)	2.1%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Includes shares subject to options granted pursuant to the Company’s stock plan exercisable as of September 10, 2001, or within 60 days from such date as follows: Mr. Hall 29,972, Mr. Mellor 92,754, Mr. Timbers 477,938, Mr. Shelton 140,800, Mr. Moore 93,084, Mr. Sewell 35,200, and Mr. Van Namen 70,400.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor provides consulting services to the Company, for which the Company paid Mr. Mellor $300,000 from July 28, 2000 through July 27, 2001. In July 2001, the Company and Mr. Mellor extended the term of the consulting agreement for an additional year for an annual fee of $300,000. On August 3, 2000, the Board granted Mr. Mellor an option to purchase 92,754 shares of USEC’s common stock. These options vested on August 3, 2001.

      Prior to joining the Board of Directors on September 6, 2001, Joseph F. Paquette, Jr., served on the Company’s Strategic Advisory Council, for which he received $13,000 in fees during fiscal year 2001.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company in fiscal years 2001, 2000 and 1999.

		Annual		Long-Term Compensation
		Compensation
				Restricted Stock		All Other
	Fiscal	Salary	Bonus(a)	Awards(a)(b)	Options	Compensation(c)
Name and Principal Position	Year	($)	($)	($)	(#)	($)

William H. Timbers	2001	$600,000	$381,610	$381,599	—	$8,540
President and Chief	2000	600,000	205,832	205,831	1,303,466	8,326
Executive Officer	1999	444,511	308,816	1,721,309	—	7,660

Henry Z Shelton, Jr.	2001	265,000	120,093	120,088	—	13,533
Senior Vice President	2000	265,000	62,608	62,605	384,000	9,556
and Chief Financial Officer	1999	257,613	72,503	322,509	—	6,400

Robert J. Moore	2001	220,000	103,208	103,207	—	11,542
Senior Vice President and	2000	220,000	52,362	52,358	253,866	10,632
General Counsel	1999	218,476	52,501	260,137	—	10,498

Philip G. Sewell	2001	213,514	103,315	103,300	—	—
Senior Vice President	2000	190,000	29,538	29,532	96,000	—
	1999	184,137	39,988	130,371	—	—

Robert Van Namen	2001	208,600	98,972	32,989	—	10,140
Vice President, Marketing	2000	200,000	38,402	38,399	192,000	7,883
and Sales	1999	100,000	24,789	24,771	—	3,200

(a)	Represents amounts earned under the Company’s Annual Incentive Program for the fiscal year indicated and paid or granted in the following fiscal year.

(b)	As of June 30, 2001, Messrs. Timbers, Shelton, Moore, Sewell and Van Namen held 147,729, 32,217, 26,841, 6,848 and 8,904 shares of restricted stock with an aggregate value of $1,245,355, $271,589, $226,270, $57,729 and $75,061, respectively.

Amounts for fiscal 2001 include 44,894, 14,128, 12,142, 12,153 and 3,881 shares of restricted stock granted on July, 31, 2001, to Messrs. Timbers, Shelton, Moore, Sewell and Van Namen, respectively, which shares vest one year from the date of grant.

Amounts for fiscal 2000 include 47,729, 14,517, 12,141, 6,848 and 8,904 shares of restricted stock granted on August 3, 2000, to Messrs. Timbers, Shelton, Moore, Sewell and Van Namen, respectively, which shares vested on August 3, 2001.

Amounts for fiscal 1999 include 26,005, 6,105, 4,421, 3,366 and 2,086 shares of restricted stock granted on July 28, 1999, to Messrs. Timbers, Shelton, Moore, Sewell and Van Namen, respectively, which shares vested on July 28, 2000 and 6,400 shares of restricted stock granted on February 3, 1999 to Mr. Sewell, which shares vested on February 3, 2001.

All shares of restricted stock vest upon the occurrence of a change in control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of grant.

(c)	For Mr. Timbers, includes Company contributions of $6,800, $6,600 and $6,400 made under the Company’s 401(k) plan and premiums of $1,740, $1,726 and $1,260 paid by the Company for the term component of split- dollar life insurance in fiscal years 2001, 2000 and 1999, respectively. For Messrs. Shelton, Moore and Van Namen, amounts reflect Company contributions made under the Company’s 401(k) plan and costs of supplemental 401(k) restoration benefits accrued by the Company in fiscal years 2001, 2000 and 1999 respectively.

Aggregated Fiscal Year End Option Values

      The following table sets forth information regarding the aggregate value of stock options held as of June 30, 2001, by the executive officers named in the Summary Compensation Table:

Number of Securities
	Underlying Unexercised	Value of Unexercised In-
	Options at Fiscal	The-Money Options at
	Year-End	Fiscal Year-End
Name	Exercisable/Unexercisable	Exercisable/Unexercisable

William H. Timbers	347,591/955,875	$1,831,366.92/$3,662,742.27

Henry Z Shelton, Jr.	102,400/281,600	$539,520.00/$1,079,040.00

Robert J. Moore	67,698/186,168	$356,681.73/$ 713,363.46

Philip G. Sewell	25,600/70,400	$134,880.00/$ 269,760.00

Robert Van Namen	51,200/140,800	$269,760.00/$ 539,520.00

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code. The Employees’ Retirement Plan of USEC Inc. was amended and restated effective January 1, 2001 to provide a consistent retirement benefit formula across the Company.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the three years of employment during which the participant’s earnings were the highest, counting only compensation from February 3, 1999, if doing so would produce a larger benefit) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 100,000	$7,516	$12,216	$24,216	$36,216	$48,216

$ 200,000	12,216	24,216	48,216	72,216	96,216

$ 300,000	18,216	36,216	72,216	108,216	144,216

$ 400,000	24,216	48,216	96,216	144,216	192,216

$ 500,000	30,216	60,216	120,216	180,216	240,216

$ 600,000	36,216	72,216	144,216	216,216	288,216

$ 700,000	42,216	84,216	168,216	252,216	336,216

$ 800,000	48,216	96,216	192,216	288,216	384,216

$ 900,000	54,216	108,216	216,216	324,216	432,216

$1,000,000	60,216	120,216	240,216	360,216	480,216

      The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s Final Average Compensation multiplied by the number of years and months of credited service, plus $216. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

      A participant’s retirement benefit calculation consists of the total earnings, including deferred compensation payable to the participant by the Company. For the five executives named in the Summary Compensation Table, the number of years of credited service as of June 30, 2001 is as follows: Mr. Timbers, 7.5 years; Mr. Shelton, 7.5 years; Mr. Sewell, .25 years; and Mr. Van Namen, 2.5 years. Mr. Moore does not participate in either plan.

      The Company also maintains a supplemental executive retirement plan (the “SERP”) whose participants include Mr. Timbers, Mr. Shelton, Mr. Moore and Mr. Sewell. Mr. Dennis Spurgeon, USEC’s Executive Vice President and Chief Operating Officer, began participating in the plan upon joining the Company on June 4, 2001. The SERP provides that commencing at age 62, Mr. Timbers is entitled to receive a total annual retirement benefit equal to 60% of his final average compensation minus (1) any benefits received by the him under the Company’s other retirement programs and (2) his social security benefits. For all other participants, commencing at age 62, they will receive an amount equal to 55% of their final average compensation minus (1) any benefits received by the participant under the Company’s other retirement programs or any retirement program to which the Company has contributed on their behalf and (2) the participant’s social security benefits. SERP participants’ final average compensation includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding the participant’s date of termination and commencing not earlier than February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the participant’s date of termination).

Employment Contracts, Termination of Employment and Change in Control Arrangements

  Agreement with Mr. Timbers

      In 1999, the Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless either party gives notice not to renew. However, in the event of a change in control (as defined in the Company’s 1999 Equity Incentive Plan), the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Timbers holds the following corporate positions: President and Chief Executive Officer of the Company, a director on the Company’s Board of Directors and a director and the President of each of the Company’s subsidiaries. Mr. Timbers receives an annual base salary of not less than

$600,000, participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company provides Mr. Timbers with an executive term life insurance policy.

      If Mr. Timbers’ employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers’ death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus for the three years commencing on or after February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the date of termination), (ii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers receives comparable benefits)), (iii) three additional years of age credited for purposes of retirement plan benefits, (iv) immediate vesting of his equity based awards, and (v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy. If Mr. Timbers’ employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus and his welfare benefits will continue for 18 months. Mr. Timbers will also receive one and one-half years of age credited for purposes of his supplemental executive retirement plan benefits, office space and administrative support for one year and the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees and to consult with the Company in certain circumstances.

  Change in Control Agreements

      The Company has entered into change in control agreements with each of the executive officers, other than the Chief Executive Officer, named in the Summary Compensation Table. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term (commencing June 1, 1999), and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than cause, or if the officer terminates his employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the three years commencing on or after February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the date of termination). In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of services for purposes of retirement plan benefits. If the officer receives payments under his agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount of such excise tax. With respect to Mr. Van Namen, the benefits discussed above based on multiples of two and one-half, or periods of two and one-half years, are instead multiples of two and periods of two years.

Report of the Compensation Committee on Executive Compensation

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent directors.

  Executive Compensation Philosophy and Design

      USEC’s executive compensation program is designed to attract, retain and motivate the broad based executive talent required to achieve the Company’s business objectives and increase shareholder value.

      Following shareholder approval of the USEC Inc. 1999 Equity Incentive Plan, the Compensation Committee implemented the Company’s current executive compensation program. The Compensation Committee utilized an independent executive compensation consultant to assist in the overall design of the executive compensation program. In addition, the Compensation Committee relies on its outside compensation consultant to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. The survey group consists of companies in the general, utility, chemical, and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group is a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement.

      The primary objectives of the Company’s executive compensation program include:

•	enhancing the Company’s ability to attract, retain, motivate, and develop management talent critical to the long-term success of the Company;

•	aligning compensation levels with the competitive market for companies of similar size and nature to USEC;

•	emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

      Elements of the executive compensation program include base salary, an annual incentive opportunity, and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at risk” (for example, performance-based awards of cash and equity and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program. Base salary levels are targeted at a range of 85% to 115% of the 50th percentile of the Survey Group; and annual and long-term incentive targets are utilized to provide executive officers with the opportunity to earn total compensation at the 75th percentile of the Survey Group.

      Base Salary. Each executive officer’s base salary reflects the scope of responsibility and accountability of his position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using the market survey data, the base salary level for each executive officer was established within a range of the median base salary level for the comparable position within the Survey Group — with an adjustment for individual experience and time in the position. The Compensation Committee recommends base salary levels to the Board of Directors for its approval. Senior executive officers did not receive any increase in base salary in fiscal year 2001, except for Mr. Sewell, who received an increase in 2001 based upon his promotion to Senior Vice President.

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual bonus that includes cash and stock and is based on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals and individual key performance objectives. Key performance objectives are designed to allow each participant to support the Company’s operating plan. The annual incentive is calculated as a percentage of a participant’s base salary.

      Annual incentive awards are made by the Compensation Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each performance year performance goals and target awards are defined. Based on performance against these goals, the Compensation Committee has the discretion to grant a range of awards calculated as a percentage of the target awards. Participants must take at least half of any annual incentive award in shares of restricted stock of the Company and may take the remaining 50% in cash or additional shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

      For the 2001 fiscal year, the Compensation Committee determined that 55% of the CEO’s and senior officers’ annual incentive would be based on corporate performance, as measured by earnings per share, cash flow per share and total shareholder return. The remainder of the annual incentive would be based on a participant’s key performance objectives, and demonstrated leadership, initiative, coordination and cooperation by the participant in managing his or her assigned areas of responsibility. Annual incentive award targets were established for all executive officers ranging from 30% to 70% of base salary.

      For fiscal year 2001 performance, the Compensation Committee determined that the Company had substantially exceeded its earnings target, its cash flow target, and its target for total return. Based on these results, the results of individual achievement of key performance objectives and performance in the areas of leadership, initiative, coordination and cooperation, the Compensation Committee approved annual incentive awards for all officers for fiscal year 2001 ranging from 44% to 127% of base salary.

      Long-Term Incentive. Long-term incentives, in the form of stock options, are used as retention tools by the Company for executive officers and other employees to align their interests with those of the shareholders. Stock options have value for an employee only if the price of the Company’s stock increases above the fair market value on the grant date and the employee remains in the Company’s employ for the period required for the stock option to be exercisable. In addition, stock options directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, annual stock option grants for executive officers are a key element and significant component of market-competitive total compensation.

      In February 1999, the Compensation Committee established a Long-Term Incentive Program for use with executive officers and certain other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants a part of the annual performance review process. Stock options are granted at fair market value and vest ratably over five years for the first year grant and ratably over three years for each annual grant thereafter. Executive officers did not receive any stock option grant in fiscal year 2001 because the Compensation Committee had accelerated what would have been the July 2000 grant to March 2000 (fiscal year 2000). Executive officers will receive their next grant of stock options in fiscal year 2002.

      Stock Ownership. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to his or her salary. The Compensation Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one and one-half to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines.

  Company Performance and CEO Compensation

      The Compensation Committee determines Mr. Timbers’ compensation in the same manner as described above for senior officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. In February 1999, following the recommendation of the Compensation Committee, the Board of Directors established Mr. Timbers’ base salary level at $600,000 per year. Mr. Timbers’ base salary was established at the median of base pay for chief executive officers at companies in the Survey Group. Mr. Timbers did not receive a salary increase in fiscal year 2000 or in fiscal year 2001.

      The Compensation Committee established Mr. Timbers’ fiscal year 2001 annual incentive award at 70% of his base salary level. As with other senior executive officers, 55% of Mr. Timbers’ annual incentive was based on the Company’s corporate performance, and the remainder on his performance against pre-established key performance objectives and his demonstrated leadership, initiative, coordination and cooperation. Mr. Timbers’ key performance objectives supported the Company’s operating plan and were focused in the areas of the Company’s financial performance, growth and planning, productivity improvement and strategic initiatives.

      In evaluating Mr. Timbers’ performance for fiscal year 2001, the Compensation Committee took into account Mr. Timbers’ established performance goals for fiscal year 2001. The Compensation Committee also evaluated Mr. Timbers’ individual performance with respect to his key performance objectives and determined that Mr. Timbers had achieved above target performance levels for these objectives. The Compensation Committee also took into account the general performance evaluation of Mr. Timbers completed by the Board’s Nominating and Governance Committee. This evaluation focused on the areas of leadership, initiative, coordination and cooperation. As a result, the Compensation Committee awarded an annual incentive to Mr. Timbers for fiscal year 2001 of $763,209, representing approximately 127% of his base salary. Mr. Timbers received this incentive award half in cash and half in shares of restricted stock that will vest one year from the date of grant.

      Mr. Timbers is also a participant in the Company’s Long-Term Incentive Program. Stock option grants to Mr. Timbers are intended by the Compensation Committee to represent a significant component of his market-competitive total compensation. As with the other executive officers, Mr. Timbers did not receive any stock option grant in fiscal year 2001.

  Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and four other most highly compensated executive officers employed at year-end to $1 million per year. Although the Compensation Committee intends to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

  Summary

      The Compensation Committee believes that the policies and programs described in this report effectively link pay and performance and serve the best interest of shareholders. The Committee will continue to review all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman	James D. Woods
Joyce R. Brown

Audit, Finance and Corporate Responsibility Committee Report

      The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (the “Committee”) is comprised of three independent directors and operates under a written charter, which is attached as Appendix A.

      In fulfilling its responsibilities, the Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2001 with management and the independent auditors.

      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the

Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditors’ independence.

      The following amounts were billed to the Company by the independent auditors for services rendered for the fiscal year ended June 30, 2001:

Type of Fee	Amount Billed

Audit and Quarterly Review Fees	$367,000

Financial Information Systems Design and Implementation Fees	-0-

All Other Fees	$190,000

      The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

Audit, Finance and Corporate Responsibility Committee:

James D. Woods, Chairman	John R. Hall
Joyce F. Brown

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes to it. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC provides low enriched uranium to companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The Performance Graph commences as of the date the Company’s common stock began publicly trading, which was July 23, 1998. The graph reflects the investment of $100 on July 23, 1998 in the Company’s common stock, the S&P 500 Index and in the Peer Group, along with the reinvestment of dividends.

Stock Price Performance Graph

	July 23, 1998	June 30, 1999	June 30, 2000	June 30, 2001

USEC Inc.	$100.00	$111.20[1]	$ 39.13	$ 78.39

S&P 500 Index	$100.00	$122.04	$130.76	$111.37

Peer Group Index[2]	$100.00	$113.00	$113.61	$168.24

(1)	The total return for an investment in the common stock of USEC Inc., based on the average closing price of the five business days before and after June 30, 1999, would have been -7.49%. On June 30, 1999, there was an unusual fluctuation in the price of the stock. This fluctuation was the result of USEC Inc.’s inclusion in the Russell 2000 index.

(2)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation (formerly known as PECO Energy Company), Georgia Gulf Corporation, NL Industries, Inc., OM Group, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc. (formerly known as Carolina Power & Light Company), The Southern Company, Union Carbide Corporation and XCEL Energy, Inc. (formerly known as Northern States Power Company).

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the 2002 fiscal year, subject to ratification of this appointment by the shareholders of the Company. The Company has been advised by Arthur Andersen LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Board Recommends Voting FOR Ratification of the Appointment of Arthur Andersen LLP, as Independent Auditors.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Proposals by Shareholders

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than May 23, 2002.

      As provided in the Company’s By-Laws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s headquarters not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between July 10, 2002 and August 9, 2002 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, November 7, 2002.

      Such shareholder notices should be delivered to the Secretary, USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Miscellaneous

      The cost of soliciting proxies will be borne by USEC. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors and employees of USEC and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration for such activity. USEC intends to reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies from banks, brokers and nominees and have agreed to pay up to approximately $8,500 plus expenses for such services.

      Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By Order of the Board of Directors,

Timothy B. Hansen
Secretary

Bethesda, Maryland

September 20, 2001

APPENDIX A

Audit, Finance and Corporate Responsibility Committee Charter

I.  Purpose

      The Audit, Finance and Corporate Responsibility Committee advises the Board of Directors concerning audit, finance, and corporate governance activities of the Corporation.

II.  Composition

      The Committee is comprised of at least three directors, each an independent director, free from any relationship that in the opinion of the Board would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee should have a working familiarity with basic finance and accounting practices, and at least one member of the Committee should have accounting or related financial management expertise.

III.  Responsibilities

      The Committee’s primary responsibilities are to:

•	Review internal controls, accounting and reporting practices and external and internal auditing activities, and provide a channel, independent of management, through which reports by the Corporation’s independent public accountants and internal auditors are made to the Board. Recommend to the Board of Directors the selection/discharge of the independent accountants, who are ultimately accountable to the Board of Directors and the Committee. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence, including a review of audit and non-audit services provided and the fees paid for them.

•	Consider and advise the Board regarding significant financial matters of the Corporation, including major capital expenditures, financing activities and policies regarding dividends, capital structure and the use of derivative financial instruments.

•	Oversee and review the results of the Corporation’s process for monitoring compliance with the organization’s Code of Conduct. Review and provide counsel regarding the results of the Corporation’s diversity initiatives.

•	Review and update the Committee’s charter at least annually.

A-1

USEC INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF USEC INC. FOR THE
2001 ANNUAL MEETING OF USEC SHAREHOLDERS

      James R. Mellor, William H. Timbers, and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2001 Annual Meeting of Shareholders of USEC, scheduled to be held on Wednesday, November 7, 2001, at 10:00 a.m. local time, at the Naval Heritage Center, 701 Pennsylvania Avenue, NW, Washington, DC 20004, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2.

      PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

      The Board of Directors recommends that you vote “FOR” proposals 1 and 2.

1. The election of the following eight persons as directors of USEC to hold office until their successors are duly elected and qualified: James R. Mellor, Joyce F. Brown, John R. Hall, Dan T. Moore, III, W. Henson Moore, Joseph F. Paquette, Jr., William H. Timbers and James D. Woods.

            [ ] FOR                                                                                      [ ] WITHHOLD

Instruction: To withhold authority to vote for one or more individual nominees, mark “FOR” above and write the name of each such person with respect to whom you wish to withhold authority to vote in the following space:

2. To ratify the appointment of Arthur Andersen LLP as independent auditors of USEC Inc. for the fiscal year ending June 30, 2002.

            [ ] FOR                               [ ] AGAINST                                 [ ] ABSTAIN

      PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

      The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

Signature:	Date:

Signature:	Date:

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